Exhibit 99.1

Press Release
October 18, 2016
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Agrees to Settle Antitrust Lawsuit

FORT WAYNE, INDIANA, October 18, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has entered into an agreement to settle the direct purchaser class action litigation, Standard Iron Works v. Arcelor Mittal, et al,  for the amount of $4.6 million. The lawsuit was brought in Chicago federal court in 2008 by a class of direct steel purchasers, alleging that the company had participated in a conspiracy with other steel manufacturers to restrict steel production.  A Motion for Summary Judgment, earlier filed by Steel Dynamics, was pending at the time of settlement.

The settlement requires preliminary and final approval by the Court, which the company anticipates it will receive. Following preliminary approval by the court, members of the class will be given an opportunity to opt out of the settlement. Following court approval and payment, Steel Dynamics will receive a full release of all claims that were or could have been brought by all participating class members. An existing, separate claim by “indirect” purchasers is not affected by this settlement, although Steel Dynamics and the other defendants have filed a Motion to Dismiss. We believe the defendants have a strong likelihood of prevailing.

“While we had great confidence that we would prevail on the facts and the law, we felt it was prudent at this time to exit this costly, protracted and distracting litigation,” stated Mark Millett, President and Chief Executive Officer. “We maintained at all times that the lawsuit was without merit and that we did not conspire to limit steel production. To the contrary, the facts amply demonstrated that we both increased existing production and expanded our production capabilities during the relevant time period, and we believe plaintiffs ultimately recognized these facts.”

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities primarily located throughout the United States and Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500